                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                          MONTANA MILLS BREAD CO., INC.


         FIRST: The name of the Corporation is MONTANA MILLS BREAD CO., INC.

         SECOND: The Registered Office of the Corporation is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent 19901. The Registered Agent is National Corporate Research, Ltd.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 16,000,000, 15,000,000 of which are to be shares of Common Stock, par value $.001 per share, and 1,000,000 of which are to be Preferred Shares, par value $.001 per share.

         FIFTH: The Corporation may issue 1,000,000 shares of Preferred Stock with a par value of $.001 per share, from time to time, in one or more series, each of such series to have such terms as stated or expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein to by law.

         Authority is hereby expressly granted to the Board of Directors from time to time, to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitation or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

         SIXTH: The name and mailing address of the incorporator is as follows:
                Name:            James M. Jenkins
                Mailing Address: 700 Midtown Tower
                                 Rochester, New York  14604

         SEVENTH: The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation. Election of directors need not be by written ballot.

         EIGHTH: No stockholder of the Corporation shall be entitled as of right to purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any other securities convertible into, or carrying options or warrants to purchase, shares of any class; and all such new or additional shares and all such other securities convertible into, or carrying options or warrants to purchase, shares may be issued or disposed of by the Board of Directors to such holder and on such terms as it, in its absolute discretion, may deem advisable.

         NINTH: A member of the Corporation's Board of Directors shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         TENTH: Indemnification.

         (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or that he or she is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to any indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in subparagraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Paragraph or otherwise.

         (b) Right of Indemnitee to Bring Suit. If a claim under subparagraph
(a) of this Paragraph is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Paragraph or otherwise shall be on the Corporation.

         (c) Non-Exclusivity of Rights. The rights of indemnification and to the advancement of expenses conferred in this Paragraph shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

         (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         (e) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Paragraph with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         IN WITNESS WHEREOF, I have signed this Certificate this 10th day of June, 1998 and hereby affirm the truth of the statements contained herein under penalty of perjury.


                                               /s/James M. Jenkins
                                             -----------------------------------
                                             James M. Jenkins
                                             700 Midtown Tower
                                             Rochester, NY 14604

                           CERTIFICATE OF DESIGNATION
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          MONTANA MILLS BREAD CO., INC.


SERIES A CONVERTIBLE PREFERRED STOCK.

         1. DESIGNATION OF SERIES. 312,500 shares of the Corporation's authorized but unissued Preferred Stock, $.001 par value, is designated as a series of Preferred Stock to be known as "Series A Convertible Preferred Stock" (hereinafter referred to as "Series A Convertible Preferred Stock"), with the following voting powers, limitations, rights and preferences:

         2. DIVIDENDS.

                  (a) The holders of the Series A Convertible Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cumulative preferential dividends from the issue date of such shares, at the annual rate of $.96 per share (rounded upward to the nearest whole $.01), and no more, payable quarterly or monthly for each share held, payable in arrears on the first day of each January, April, July and October, or, in the sole discretion of the Corporation, on the first day of every month, respectively (each such date being hereinafter referred to as a "Dividend Payment Date") or, if any Dividend Payment Date is not a business day, then the Dividend payment Date shall be the next succeeding business day; PROVIDED, HOWEVER, that the Corporation may, at its option, declare accrued dividends to, and pay such dividends on, the redemption date, in which case such dividends would be payable on the redemption date in cash to the holders of the Series A Convertible Preferred Stock. In the event of a registered public offering by the Corporation pursuant to the Securities Act of 1933, such accrued dividends may be payable (at the option of the preferred stockholder) in Common Stock (with the number of shares to be paid being determined by dividing the amount of accrued dividends by $8.00, and multiplying the result of such division by the conversion rate in effect on the date of such payment). As of the record date for such dividend payment, such accrued dividends would not be included in the calculation of the related Redemption Price (as hereinafter defined). Each dividend on the shares of the Series A Convertible Preferred Stock shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates and shall be fixed by the Board of Directors of the Corporation. Dividends (or amounts equal to accrued and unpaid dividends) payable on the Series A Convertible Preferred Stock for any period shall be computed on the basis of a 360-day year of twelve 30-day months.

                  Dividends on the Series A, Convertible Preferred Stock shall accrue (whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared) on a daily basis from the previous Dividend Payment Date, except that the first dividend shall accrue from the date of issuance of the Series A Convertible Preferred Stock. Dividends accumulate to the extent they are not paid on the Dividend Payment Date for the quarter or month, as the case may be, for which they accrue. Accumulated unpaid dividends shall not bear interest.

                  (b) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of the Series A Convertible Preferred Stock for any dividend period unless all dividends for all past dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividends upon, all shares of the Series A Convertible Preferred Stock outstanding.

                  (c) Unless full cumulative dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of the Series A Convertible Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, then (a) no dividend (other than a dividend payable solely in Junior Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Stock or Parity Stock; (b) no other distribution shall be made upon any shares of Junior Stock or Parity Stock; (c) no shares of Junior Stock or any other series of Capital Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock or Parity Stock by the Corporation or any Subsidiary.

                  (d) Any dividend payment made on the Series A Convertible Preferred Stock shall be distributed pro rata to the holders entitled thereto and be credited first against the earliest accrued but unpaid dividend due with respect to the Series A Convertible Preferred Stock.

         3. REDEMPTION. The shares of Series A Convertible Preferred Stock shall not be redeemed except as follows:

            3.1 REDEMPTION. Each holder of the Series A Convertible Preferred Stock may redeem at his or her option, all or a portion of his or her Series A Convertible Preferred Stock at any time after five years from the date of issuance for such shares of Series A Convertible Preferred Stock. Those holders of the Series A Convertible Preferred Stock electing not to redeem their shares of Series A Convertible Preferred Stock will be subject to a redemption at the option of the Corporation at any time after five years from the date of issuance of such shares of Series A Convertible Stock. The date on which shares of Series A Convertible Preferred Stock are redeemed as provided in this Section 3.1 shall be referred to as a "Redemption Date."

            3.2 REDEMPTION PROCEDURE. The Series A Convertible Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share the sum of $8.00 (herein sometimes referred to as the "Redemption Price") plus all declared and/or accrued but unpaid dividends due to the holders of the Series A Convertible Preferred Stock. In the case of a redemption by the Corporation pursuant to the second sentence of Section 3.1 above, not less than 60 days before such Redemption Date, written notice shall be given by registered or certified first class mail, return receipt requested, by a nationally recognized courier service, postage prepaid, or by personal delivery, addressed to the holders of record of the Series A Convertible Preferred Stock to be redeemed, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the section or sections of this Certificate of Designation pursuant to which such redemption shall be made, the Redemption Price and the place and date of such redemption, which date shall not be a day on which banks in New York City are required or authorized to close. In the case of a redemption by a holder of Series A Convertible Preferred Stock pursuant to the first sentence of Section
3.1 above, written notice shall be given to the Corporation by the holder not less than 30 days before such Redemption Date, by registered or certified first class mail, return receipt requested, by a nationally recognized courier service, postage prepaid, or by personal delivery, addressed to the Corporation's President at its principal office, specifying the number of shares to be redeemed, the section or sections of this Certificate of Designation pursuant to which such redemption will be made. The Company shall notify the holder of the place and time where such redemption will be made, which shall be not more than 30 days following the Corporation's receipt of such written notice. If a notice of redemption shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been irrevocably deposited with a bank or trust company having its principal office in the United States of America and having a capital surplus of at least $50,000,000, then, notwithstanding that any certificate for shares of Series A Convertible Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefor plus all declared and/or accrued but unpaid dividends due in respect of such shares.

            3.3 REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any shares of the Series A Convertible Preferred Stock redeemed pursuant to this Section 3 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series A Convertible Preferred Stock accordingly.

         4. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution or payment is made upon Common Stock or any other Junior Stock, shall be entitled to be paid for each share the sum of $8.00 (herein sometimes referred to as the "Liquidation Payments") plus all declared and/or accrued but unpaid dividends due to the holders of the Series A Convertible Preferred Stock. If, upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock and of any Parity Stock shall be insufficient to permit payment to such holders of the preferential amounts to which they are entitled (such preferential amounts to include all declared and/or accrued but unpaid dividends), then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock and such Parity Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock and such Parity Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation available for distribution to its shareholders shall be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation. (Neither the consolidation or merger of the Corporation into or with one or more corporations or other entities (or the consolidation or merger of any such corporation or other entity with or into the Corporation), nor the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) by the Corporation of all or substantially all of its assets nor the participation by the Corporation in a share exchange, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4.)

         5. CONVERSION.

            5.1 RIGHT TO CONVERT. Subject to the terms and conditions of this Certificate of Designation, the holder of any shares of Series A Convertible Preferred Stock shall have the right, at such holder's option at any time before the close of business on the Redemption Date, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Convertible Preferred Stock), into fully-paid and nonassessable whole shares of Common Stock at a rate of one share of Common Stock for each share of Series A Convertible Preferred Stock (the "Conversion Rate"), subject to adjustment as set forth below. The rights of conversion contained in this Section 5.1 shall be exercised by the holder of shares of Series A Convertible Preferred Stock by giving written notice at least 30 days prior to a Redemption Date that such holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address(es)) in which the certificate or certificates for shares of Common Stock shall be issued.

            5.2 ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in Section 5.1 and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Date shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            5.3 FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. No fractional shares may be issued upon conversion of the Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, accrued and/or declared but unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 5.2. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 5.3, be deliverable upon any such conversion, the Corporation, in lieu of delivery of the fractional share thereof, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

            5.4 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation (such a consolidation or merger shall be deemed to have occurred whenever the present holders of the Common Stock do not continue to hold at least a 50% interest in any successor entity to the Corporation), or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock) shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately therefore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as practicable, in relation to any share of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The kind and amount of securities into which the Series A Convertible Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in Section 5.5 following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms are consistent with the foregoing.

            5.5 CONVERSION RATE ADJUSTMENTS. The Conversion Rate shall be subject to adjustment from time to time as provided below in this paragraph:

                (a)    If the Corporation shall:

                  (i) pay a dividend or make a distribution with respect to the Common Stock in shares of such stock,

                  (ii) subdivide or split its outstanding shares of Common Stock into a greater number of shares,

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or

                  (iv) issue by reclassification of its shares of Common Stock any shares of Common Stock of the Corporation,

then, in any such event, the Conversion Rate in effect immediately before such event shall be adjusted so that the holders of any shares of the Series A Convertible Preferred Stock shall thereafter be entitled to receive, upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such shares of the Series A Convertible Preferred Stock been converted immediately before such event or any record date with respect thereto. Such adjustments shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Such adjustments shall be made successively.

                (b) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than $8.00 per share, then in each case the Conversion Rate shall be adjusted by multiplying the Conversion Rate, in effect immediately before the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at $8.00 per share (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by $8.00 per share. Such adjustments shall become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such rights or warrants, and the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustments shall be made successively.

                (c) If the Corporation shall pay a dividend or make a distribution to all holders of Common Stock of evidences of its indebtedness, securities of a Subsidiary or other assets (excluding any dividends or distributions referred to in subparagraph 5.5(a) above or any cash dividends other than Extraordinary Cash Distributions, as defined in
Section 7 below) or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in subparagraph 5.5(b) above), then in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be $8.00 per share of the Common Stock on the record date for the determination of shareholders entitled to receive such dividend or distribution, and of which the denominator shall be $8.00 per share of Common Stock less the fair market value as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustments shall become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such dividend, distribution or issuance. Such adjustments shall be made successively.

                (d) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately before the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraph 5.5(b) above.

                (e) The Corporation shall also be entitled to make upward adjustments in the Conversion Rate as it in its discretion shall determine to be advisable, so that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable.

                (f) In any case in which subparagraph 5.5(c) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to paragraph 5.2 occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion, elect to defer the following until after the occurrence of such event: (i) issuing to the holder of any converted or redeemed shares of the Series A Convertible Preferred Stock the additional shares of Common Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock.

                (g) All adjustments to the Conversion Rate shall be calculated to the nearest 1/1000th of a share of Common Stock (or if there is not a nearest 1/1000th of a share to the next lower 1/1000th of a share). No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; PROVIDED, HOWEVER, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustments.

                (h) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall:

                    (i) forthwith compute the adjusted Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

                    (ii) mail a notice to the holders of the outstanding shares of the Series A Convertible Preferred Stock stating that the Conversion Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Rate, such notice to be mailed at or before the time the Corporation mails an interim statement to its shareholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

            5.6 AUTOMATIC CONVERSION. In the event that, at any time while any of the Series A Convertible Preferred Stock shall be outstanding, the Corporation shall complete an underwritten public offering, a sale of all or substantially all of the Corporation's assets or a merger in which the Corporation is not the surviving party, then all outstanding shares of Series A Convertible Preferred Stock shall automatically and without further action on the part of the holders of the Series A Convertible Preferred Stock, be converted into shares of Common Stock at the conversion rate then in effect with the same effect (including without limitation the application of the provisions of Sections 5.2, 5.3, 5.4 and 5.5) as if the holders thereof had exercised their right to convert pursuant to Section 5.1. Such conversion shall be effective simultaneously with the closing of such underwritten public offering; provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Series A Convertible Preferred Stock so converted. The Corporation shall give notice to the holders of the Series A Convertible Preferred Stock of its intention to effect such an offering at least 30 days before the intended date thereof and of the closing thereof promptly thereafter.

            5.7 OTHER NOTICES. In case at any time:

                (a) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all, or substantially all its assets to, another corporation; or

                (b) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then in any one or more of said cases, the Corporation shall give, by registered or certified first class mail, return receipt requested, by a nationally recognized courier service, in each case, postage prepaid, or by personal delivery, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 30 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation., merger, sale, dissolution, liquidation or winding up, as the case may be; PROVIDED, HOWEVER, that in the event of an increase in the Conversion Rate resulting from a dividend declared by the Corporation, each holder of Series A Convertible Preferred Stock shall have the option to receive either the dividend or an increase in Conversion Rate. In no event shall such holder receive a dividend and an increase in the Conversion Rate; PROVIDED, HOWEVER, that the dividend required to be paid by the Corporation on the Series A Convertible Preferred Stock pursuant to Section 2 shall not constitute a dividend for purposes of this Section 5.7. In its notice to stockholders pursuant to this
Section 5.7, the Corporation shall enclose a prepaid self-addressed envelope containing a form with which such stockholder may choose either the dividend or an increase in Conversion Rate. In the event said form is not returned to the Corporation by the stockholder in ten (10) business days, said stockholder shall be deemed to have chosen to receive the declared dividend.

            5.8 STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times at a value which will not in any way restrict or limit the conversion of the Series A Convertible Preferred Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock authorized by this Corporation's Certificate of Incorporation.

            5.9 NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            5.10 ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the holder(s) surrendering the certificates shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

            5.11 CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock.

         6. VOTING.

                 (a) Except as otherwise required by law or this Certificate of Incorporation, the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the By-laws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Series A Convertible Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Series A Convertible Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

                 (b) The holder of the Series A Convertible Preferred Stock and the holders of Common Stock will vote as a single class on all matters.

         7. DEFINITIONS. As used in this Certificate of Designation, the following terms have the following meanings:

                 (a) "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, shall include only shares of the class designated as Common Stock as of the original date of issuance of the Series A Convertible Preferred Stock or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; PROVIDED that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of all shares of all classes resulting from such reclassification.

                 (b) "Business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

                 (c) "Capital Stock" means any capital stock of any class or series (however designated) of the Corporation.

                 (d) "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, $.40.

                 (e) "Junior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation junior to the Series A Convertible Preferred Stock.

                 (f) "Parity Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation on an equivalent basis with the Series A Convertible Preferred Stock.

                 (g) "Subsidiary" means any corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries. For this purpose, "voting stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such powers only by reason of the happening of a contingency.

         This Certificate of Designation was authorized by a written Joint Consent of the Sole Stockholder and the Board of Directors of the Corporation on June 10, 1998.



                                       MONTANA MILLS BREAD CO., INC.




                                       By: /s/ Eugene O'Donovan
                                           ------------------------------------
                                             Eugene O'Donovan
                                             President and Sole Shareholder